Exhibit 5.1

May 22, 2013

Nissan Auto Lease Trust 2013-A

Nissan Auto Leasing LLC II

Nissan Motor Acceptance Corporation

One Nissan Way

Franklin, Tennessee 37067

Re:   Nissan Auto Lease Trust 2013-A

         Registration Statement on Form S-3

         Registration Nos. 333-170956 and 333-170956-06

BEIJING CHARLOTTE CHICAGO GENEVA HONG KONG LONDON LOS ANGELES MOSCOW NEW YORK NEWARK PARIS SAN FRANCISCO SHANGHAI WASHINGTON, D.C.

Ladies and Gentlemen:

We have acted as special counsel to Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Depositor”), in connection with the offering of $195,000,000 aggregate principal amount of the Class A-1 Asset Backed Notes, $195,000,000 aggregate principal amount of the Class A-2a Asset Backed Notes, $400,000,000 aggregate principal amount of the Class A-2b Asset Backed Notes, $360,000,000 aggregate principal amount of the Class A-3 Asset Backed Notes and $109,825,000 aggregate principal amount of the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the final prospectus supplement dated May 16, 2013, and the base prospectus dated May 13, 2013 (the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder. As described in the Prospectus, the Notes will be issued by Nissan Auto Lease Trust 2013-A, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement between the Depositor and Wilmington Trust, National Association, as owner trustee (as amended and restated, the “Trust Agreement”). The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee. Capitalized terms used herein without definition herein have the meanings set forth in the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Depositor, Nissan Motor Acceptance

Nissan Auto Lease Trust 2013-A

Nissan Auto Leasing LLC II

Nissan Motor Acceptance Corporation

May 22, 2013

Corporation, a California corporation (“NMAC”) and the Issuing Entity, the Trust Agreement, the Indenture, the form of Notes included as an exhibit to the Indenture, and such other records, documents and certificates of the Depositor, NMAC, the Issuing Entity and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that the Indenture will be duly executed and delivered by the parties thereto; that the Notes will be duly executed and delivered substantially in the forms contemplated by the Indenture; and that the Notes will be sold as described in the above captioned registration statement and the Prospectus.

Based upon the foregoing, we are of the opinion that, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuing Entity, authenticated by the Indenture Trustee, and sold, and (c) payment of the agreed consideration for the Notes has been received by the Issuing Entity, such Notes will have been duly authorized by all necessary action of the Issuing Entity and will be legally valid and binding obligations of the Issuing Entity, enforceable in accordance with their respective terms, and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed above are limited to the federal laws of the United States of America and the laws of the State of New York (excluding choice of law principles therein), the Delaware Limited Liability Company Act, and the Delaware Statutory Trust Act. We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statues, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the above captioned registration statement or the Prospectus.

Respectfully submitted,

/s/ Winston & Strawn LLP